Exhibit 99
                                                                      ----------

             Exigent International Announces Corporate Restructuring
                  To Streamline Operations and Enhance Profits


         MELBOURNE, FL, March 27, 2000 - Exigent International, Inc. (Nasdaq SmallCap Market(R): XGNT; Chicago Stock Exchange: XNT) announced a corporate restructuring today. The restructuring plan includes reduction in the Company's workforce by roughly 10%, a new administrative structure, and the consolidation of several offices. Implementation of the plan will be completed by the end of the second quarter.

         The restructuring is targeted to result in annualized cost savings in excess of $3.0 million, of which approximately $2.0 million is targeted to be realized in 2000. As part of this restructuring, Exigent currently expects to take a one-time restructuring charge of approximately $600,000 in first quarter 2000 or $0.12 per share.

         Chairman and Chief Executive Officer B.R. "Bernie" Smedley stated, "This restructuring will produce a flatter organization that's aligned more closely with the business interests of our customers as well as other parts of the Exigent team. While we're making good progress in implementing the corporate reorganization that we announced last fall when we formed the Exigent Solutions Group to provide Oracle(R) and IT services, we've also come to recognize the need to streamline other operations by consolidating our facilities as well as our business segment management, finance, marketing and infrastructure operations nationwide. Clearly, this will result in cost-savings over the long term and result in better and faster service. We firmly believe the changes will not impact our customer service or ability to generate revenue."

         Mr. Smedley added, "This difficult decision to streamline the organization is in no way a reflection on our employees, because they have done an outstanding job. Rather, it reflects the need for a smaller infrastructure moving forward. With the reorganization of businesses last year and the enhancements we have made in our computer and telecommunications technology, our administrative requirements can be met by a smaller, flatter organizational structure. Affected employees will receive severance pay and other assistance consistent with the Company's policies."

         "We fully expect the cost savings represented by these moves will improve our operating margins," said Sally Ball, Vice President - Finance. She also said that the entire charge will be taken in the first quarter, and the majority of the charge will represent cash expense.

Exigent International, Inc. (www.xgnt.com) is a publicly traded holding company, formed in 1996 to capitalize on emerging high-technology opportunities. World headquarters are in Melbourne, Florida, USA. Other Exigent sites include Washington, D.C., Alexandria and Chantilly VA, Gaithersburg MD, Charlotte NC, Stennis Space Center MS, Denver, Boulder and Colorado Springs CO.

Exigent's operating subsidiaries are Software Technology, Inc. (STI), specializing in command and control solutions. STI's flagship software product OS/COMET(R) controls satellite constellations including the GPS system. Since 1978, STI has enjoyed long-standing relationships with such corporate clients as Motorola, Lockheed-Martin, Loral, GE Astrospace, and Harris Corporation, and with government agencies that include NASA, the USAF, and the U.S. Navy's Naval Research Laboratory (see www.sticomet.com). The Exigent Solutions Group (see www.exigentsg.com), which along with its subsidiaries GEC North America (see www.gecna.com) and MiddleWare Solutions (see www.mware.com), provides business and technical solutions for a variety of Information Technology applications, ranging from Oracle(R) Applications integration, customer Oracle-based software development, e-Business solutions and middleware software products including ActiveM(TM) Messaging System. FotoTag, Inc., developer of the FotoTag(R) system. This innovative unit develops advanced systems that track location and movement of people, baggage, and products (see www.fototag.com).

For financial information and investor relations, contact Exigent's CFO, Jeffery
Weinress   (weinress@xgnt.com)   or   Vice   President   Finance,   Sally   Ball
(sally_ball@xgnt.com) at 321/952-7550, 888/952-XGNT, 321/676-4510 (Fax).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Exigent International (the "Company") notes that this press release contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "intends", "potential", "continue", or the negative of such terms or other comparable terminology. These statements are only predictions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to: a significant portion of our revenue is derived from contracts or subcontracts funded by the U.S. government; intense competition in the satellite ground system and information technology industries could harm our financial performance; we depend upon attracting and retaining a highly skilled professional staff; our quarterly operating results may vary significantly from quarter to quarter and the other risk factors discussed in Company filings with the Securities and Exchange Commission. The Company cannot assume that it will be able to anticipate or respond timely to any of the factors listed above, which could adversely affect operating results.

Notices

OS/COMET and FotoTag are registered trademarks and ActiveM Active Messaging System is a trademark of Exigent International, Inc. All other trademarks are the property of their respective owners.